Exhibit 10.24

Sophiris Bio Inc.

2012 Non-Employee Director Compensation Program

Annual Cash Retainers (paid quarterly, in arrears):

•	Each non-employee director shall receive an annual cash retainer of $30,000

•	In addition, the following cash retainers shall be paid:

•	Chairman of the Board: $15,000

•	Chairman of the Audit Committee: $7,000

•	Chairman of the Compensation Committee: $3,000

The Board, after recommendation by the Compensation Committee, may determine to grant non-employee directors option awards from time to time. Any such grants shall be pursuant to the terms of the Company’s Amended and Restated 2011 Stock Option Plan and shall generally vest over a one-year period.